- - -------------------------------------------------------------------------------
- - -------------------------------------------------------------------------------

                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to Section 240.14a-11(c) or 240.14a-12

                        PHARMACEUTICAL RESOURCES, INC.
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.
[_] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(3) and 0-11.

  1) Title of each class of securities to which transaction applies:

     _____________________________________

  2) Aggregate number of securities to which transaction applies:

     _____________________________________

  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     _____________________________________

  4) Proposed maximum aggregate value of transaction:

     _____________________________________

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

      _______________________________________________

    2) Form, Schedule or Registration Statement No.:

      _______________________________________________

    3) Filing Party:

      _______________________________________________

    4) Date Filed:

      _______________________________________________


- - -------------------------------------------------------------------------------
- - -------------------------------------------------------------------------------

                        PHARMACEUTICAL RESOURCES, INC.

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                        TO BE HELD ON OCTOBER 23, 1996

To the Shareholders:

  The 1996 Annual Meeting of Shareholders of Pharmaceutical Resources, Inc. (the "Company") will be held on October 23, 1996, at 10:00 a.m., local time, at Holiday Inn--Suffern, 3 Executive Boulevard, Suffern, New York at 10 a.m. local time for the following purposes:

    I. To elect two members of the Company's Board of Directors, which consists of seven members, to serve for a three-year term and until their successors have been duly elected and qualified;

    II. To approve an amendment to the Company's 1990 Stock Incentive Plan to increase the number of shares of the Company's Common Stock for which options may be granted thereunder; and

    III. To transact such other business as may properly come before the meeting and any adjournment(s) thereof.

  The Board of Directors has fixed the close of business on August 26, 1996 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting of Shareholders (the "Meeting"). Only shareholders of record at the close of business on such date will be entitled to notice of, and to vote at, the Meeting and any adjournment(s) thereof.

                                          By Order of the Board of Directors

                                          Robert I. Edinger
                                          Secretary

September 20, 1996

YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE POSTAGE PREPAID ENVELOPE WHICH HAS BEEN PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. THE PROXY MAY BE REVOKED BY YOU AT ANY TIME PRIOR TO EXERCISE, AND IF YOU ARE PRESENT AT THE MEETING YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT THAT TIME AND EXERCISE YOUR RIGHT TO VOTE YOUR SHARES PERSONALLY.

                                PROXY STATEMENT

                        PHARMACEUTICAL RESOURCES, INC.
                              ONE RAM RIDGE ROAD
                         SPRING VALLEY, NEW YORK 10977

                        ANNUAL MEETING OF SHAREHOLDERS

                        TO BE HELD ON OCTOBER 23, 1996

                              GENERAL INFORMATION

  This Proxy Statement is furnished to shareholders of Pharmaceutical Resources, Inc. (the "Company"), a New Jersey corporation, in connection with the solicitation by the Company's Board of Directors (the "Board") of proxies to be voted at the 1996 Annual Meeting of Shareholders (the "Meeting"), and at any adjournment(s) thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The Meeting is to be held on October 23, 1996, at Holiday Inn--Suffern, 3 Executive Boulevard, Suffern, New York at 10 a.m. local time.

  The principal executive offices of the Company are located at One Ram Ridge Road, Spring Valley, New York 10977, and its telephone number is (914) 425-7100. The enclosed proxy and this proxy statement are being transmitted to shareholders of the Company on or about September 20, 1996.

SOLICITATION AND REVOCATION

  The accompanying proxy in the form enclosed is being solicited by and on behalf of the Board. The solicitation of proxies will be made principally by mail and, in addition, may be made by directors, officers and employees of the Company personally, or by telephone or telegraph, without extra compensation. The Company has also retained Georgeson & Company Inc. to assist it in the solicitation of proxies. Brokers, nominees and fiduciaries will be reimbursed for their out-of-pocket and clerical expenses in transmitting proxies and related material to beneficial owners. The costs of soliciting proxies will be borne by the Company. It is estimated that such costs will be approximately $8,000.

  The presence at the Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of common stock, $.01 par value, of the Company (the "Common Stock") entitled to vote shall constitute a quorum. The accompanying proxy card is intended to permit a shareholder of record on August 26, 1996 to vote at the Meeting on the proposals described in this Proxy Statement, whether or not the shareholder attends the Meeting. Persons who acquire shares of record after the close of business on August 26, 1996 will not be entitled to vote such shares at the Meeting by proxy or by voting at the Meeting in person. The persons named in the proxy have been designated as proxies by the Board. Shares represented by properly executed proxies received by the Company will be voted at the Meeting in the manner specified therein or, if no specification is made, will be voted (i) "FOR" the election of the two nominees for director named herein, (ii) "FOR" an amendment to the 1990 Stock Incentive Plan, and (iii) at the discretion of the proxy holders in respect of such other business, if any, as may properly be brought before the Meeting and which the Board did not know would be presented at the Meeting.

  Abstentions and shares of record held by a broker or nominee ("Broker Shares") that are voted on any matter will be included in determining the existence of a quorum. Broker Shares that are not voted on any matter will not be included in determining the existence of a quorum. Abstentions and Broker Shares that are not voted will not be counted in tabulations of the votes cast on proposals. Thus, neither abstentions nor non-voted Broker Shares will have an effect on the outcome of the election of the two nominees for directors, which requires only that a plurality of the votes cast be in favor of each nominee, or of the amendment to the 1990 Stock Incentive Plan, which requires a majority of the votes cast in favor of such amendment. Non-voted Broker Shares will also have no effect on the outcome of any other proposals to the Company's shareholders. Any proxy given to the Company by a shareholder pursuant to this solicitation may be revoked by the shareholder at any time before it is exercised by written notification delivered to the Secretary of the Company, by voting in person at the Meeting, or by executing and delivering another proxy bearing a later date. Attendance by a shareholder at the Meeting does not alone serve to revoke the proxy.

                 VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

OUTSTANDING SHARES

  The Board has fixed the close of business on August 26, 1996 as the record date (the "Record Date") for the determination of shareholders of the Company who are entitled to receive notice of, and to vote at, the Meeting. An aggregate of 18,657,028 shares of Common Stock were outstanding at the close of business on August 19, 1996. Each share of Common Stock outstanding on the Record Date is entitled to one vote on each matter to be voted upon at the Meeting, and the Company's shareholders do not have cumulative voting rights. The Company has no other class of voting securities entitled to vote at the Meeting.

OWNERSHIP OF VOTING SECURITIES

  The following table sets forth, as of the close of business on August 19, 1996, the beneficial ownership of the Common Stock by (i) each person known (based solely on a review of Schedules 13D) to the Company to be the beneficial owner of more than 5% of the Common Stock, (ii) each director and nominee for election as a director of the Company, (iii) the Named Executives, as defined in the "Executive Compensation" section of this Proxy Statement, and (iv) all directors and current executive officers of the Company and Par Pharmaceutical, Inc., the Company's principal operating subsidiary ("Par"), as a group (based upon information furnished by such persons). Under the rules of the Securities and Exchange Commission, a person is deemed to be a beneficial owner of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose of or to direct the disposition of such security. In general, a person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities.

                                                        AMOUNT OF PERCENTAGE OF
                                                         COMMON      COMMON
           NAME AND ADDRESS OF BENEFICIAL OWNER           STOCK       STOCK
           ------------------------------------         --------- -------------
   Clal Pharmaceutical Industries Ltd.(1)(2)........... 4,032,379     19.6
   Kenneth I. Sawyer(3)(4).............................   801,900      4.2
   Melvin H. Van Woert, M.D.(3)(4).....................    70,050        *
   Andrew Maguire, Ph.D.(3)(4).........................    36,300        *
   H. Spencer Matthews(3)(4)...........................    36,300        *
   Mark Auerbach(3)(4).................................    47,000        *
   Mony Ben Dor(1)(2)(4)...............................         0        *
   Robin O. Motz, M.D., Ph.D.(3)(4)....................    42,000        *
   Robert I. Edinger(3)................................    80,200        *
   Robert M. Fisher, Jr.(3)............................    30,850        *
   Stuart A. Rose(5)...................................    79,000        *
   All directors and current executive officers (as of
    8/19/96) as a group (9 persons) (3)................ 1,144,600      6.0

- - --------
*  Less than 1%.
(1) The address of Clal Pharmaceutical Industries Ltd. ("Clal") and Mr. Ben Dor is Clal House, 5 Druyanov Street, Tel Aviv 63143, Israel. Of the 4,032,379 shares of Common Stock shown as beneficially owned by Clal, 2,127,272 shares are issued and outstanding, and 1,905,107 shares are issuable upon exercise of issued and outstanding warrants owned by Clal.

(2) Mr. Ben Dor disclaims beneficial ownership of shares owned by Clal of which he is a director. See "--Voting Arrangements" and "Election of Directors--Directors."
(3) The business address of each of these individuals, for the purposes hereof, is in care of Pharmaceutical Resources, Inc., One Ram Ridge Road, Spring Valley, New York 10977. Includes shares of Common Stock which may be acquired upon the exercise of options which are exercisable on or prior to October 18, 1996, under the Company's stock option plans as follows:
    Mr. Sawyer, 645,000 shares; Dr. Van Woert, 69,000 shares; Mr. Maguire, 36,000 shares; Mr. Matthews, 36,000 shares; Mr. Auerbach, 47,000 shares; Dr. Motz, 42,000 shares; Mr. Edinger, 80,000 shares; Mr. Fisher, 30,000 shares; and Mr. Rose, 75,000 shares.
(4) A director of the Company.
(5) Dr. Rose resigned as an officer of both the Company and Par effective December 5, 1995. Dr. Rose's address is: 378 Gravel Hill Road, Kinnelon, New Jersey 07405.

VOTING ARRANGEMENTS

  The Company and Clal entered into a Stock Purchase Agreement, dated March 25, 1995, as amended on May 1, 1995 (the "Stock Purchase Agreement"), pursuant to which Clal, on May 1, 1995, purchased 2,027,272 shares of Common Stock and the Company issued to Clal two warrants to purchase an aggregate of 2,005,107 shares of Common Stock (the "Warrants"). Under the Stock Purchase Agreement, Clal agreed to vote all of the shares of Common Stock held by it in favor of certain business combination transactions of the Company and certain sales of assets or securities of the Company. See "Certain Relationships and Related Transactions." In addition, Clal has certain rights under the Stock Purchase Agreement to nominate directors to the Company's Board and committees thereof. See "Election of Directors--Directors."

                             ELECTION OF DIRECTORS

DIRECTORS

  The Company's Certificate of Incorporation provides that the Board shall be divided into three classes, with the term of office of one class expiring each year. The Class I and Class II directors of the Company have terms which expire in 1997 and 1998, respectively. The terms of office of Class III directors expire this year. Kenneth I. Sawyer and Robin O. Motz, M.D., Ph.D. are each nominated to be elected at the Meeting as Class III directors to hold office for a three-year term until the 1999 Annual Meeting of Shareholders and until their successors have been duly elected and qualified. The maximum number of directors is set by the By-laws at fifteen, and the number of directors is presently set, by resolution, at seven.

  Proxies in the accompanying form will be voted at the Meeting in favor of the election of each of the nominees listed on the accompanying form of proxy, unless authority to do so is withheld as to an individual nominee or both nominees as a group. Proxies cannot be voted for a greater number of persons than the number of nominees named. It is expected that each of the nominees will be able to serve, but if before the election it develops that any one or more of the nominees will be unable to serve or for good cause will not serve, the proxies reserve discretion to vote or refrain from voting for a substitute nominee or nominees. Each of the nominees has consented to serve as a director of the Company and to be named herein. Mr. Sawyer and Dr. Motz are currently members of the Board. Directors will be elected by a plurality of the votes cast by the holders of shares entitled to vote thereon who are present at the Meeting in person or by proxy.

  In June 1995, Mony Ben Dor was elected by the Board to fill a vacancy on the Board as a Class I director in accordance with the terms of the Stock Purchase Agreement. Under such Agreement, Clal has the right to designate one-seventh of the members of the Board as long as Clal owns 8% of the issued and outstanding Common Stock, and a total of two-sevenths of the members of the Board if Clal owns at least 16% of the issued and outstanding Common Stock. The Company has the right to reject a designee of Clal if such person is not reasonably acceptable to the Company. The Company also agreed to elect Clal's designee to the Audit Committee, Compensation and Stock Option Committee and Strategic Planning Committee of the Board. In the event that Clal does not nominate directors to the Board or its committees or if Clal's designees are not elected to the Board or its committees, Clal is permitted, under the Stock Purchase Agreement, to designate representatives who may attend meetings of the Board and its committees. Additionally, if Clal's appointment of a director to the Audit Committee is prohibited by the rules and regulations of the New York Stock Exchange, Inc., the Company will provide Clal materials which are provided to committee members, the appointment of the Company's auditors will be approved by the entire Board, the Company will consult with directors nominated by Clal with respect to Audit Committee actions and the directors nominated by Clal will have the right to consent to certain changes in the Company's accounting principles.

  Clal designated Mr. Ben Dor, a director of Clal and a vice president of Clal Industries Ltd., as its representative to serve on the Board. Clal Industries Ltd. owns all of Clal's stock. Mr. Ben Dor serves on the Audit, Strategic Planning, and Compensation and Stock Option Committees of the Board of Directors.

  The following table sets forth certain information with respect to each nominee for election as a Class III director of the Company at the Meeting and the year each was first elected as a director:

                                                                         YEAR
                                                                       OF FIRST
  NAME                                                             AGE ELECTION
  ----                                                             --- --------
CLASS III
Kenneth I. Sawyer (2)(3)(4).......................................  50   1989
  Since October 1990, Chairman of the Board of the Company. Since
  October 1989, President and Chief Executive Officer of the
  Company. From September 1989 to October 1989, Interim President
  and Chief Executive Officer of the Company. From August 1989 to
  September 1989, counsel to the Company. From May 1989 to August
  1989, an attorney in private practice. From prior to 1987 to May
  1989, Vice President and General Counsel of Orlove Enterprises,
  Inc., a company engaged in the manufacture and distribution of pharmaceutical and other products. Director of Acorn Venture
  Capital Corporation, a closed-end investment company.
Robin O. Motz, M.D., Ph.D. (2)(4)(5)..............................  57   1992
  Since July 1978, Assistant Professor of Clinical Medicine,
  Columbia University College of Physicians and Surgeons.
  Physician engaged in a private practice of internal medicine.

  The following table sets forth certain information with respect to each of the Class I directors (terms expire in 1997) and Class II directors (terms expire in 1998) and the year each was first elected as a director:

                                                                         YEAR
                                                                       OF FIRST
  NAME                                                             AGE ELECTION
  ----                                                             --- --------
CLASS I
Mark Auerbach (1)(5)..............................................  57   1990
  Since June 1993, the Senior Vice President and Chief Financial
  Officer of Central Lewmar L.P., a distributor of fine papers.
  From August 1992 to June 1993, a partner of Marron Capital L.P., an investment banking firm. From July 1990 to August 1992,
  President, Chief Executive Officer and Director of Implant
  Technology Inc., a manufacturer of artificial hips and knees.
H. Spencer Matthews (5)...........................................  75   1990
  Since 1986, President and Chief Executive Officer of Dispense-
  All South Coast, Inc., and Dispense-All of Central Florida,
  Inc., two companies which are wholesalers of juice concentrates.
  Rear Admiral, United States Navy (Retired).
Mony Ben Dor (1)(3)(5)............................................  50   1995
  Since August 1993, Vice President, New Business Development of
  Clal Industries Ltd., a holding company based in Israel which owns all of the stock of Clal, and a director of Clal. From 1988 to August 1993, Mr. Ben Dor was an executive with Eisenberg
  Group of Companies, a holding company based in Israel.
CLASS II
Andrew Maguire, Ph.D. (1)(2)(3)...................................  57   1990
  Since January 1990, President and Chief Executive Officer of
  Appropriate Technology International, a not-for-profit
  corporation providing business development services in Asia,
  Africa and Latin America. From January 1989 to December 1994, a
  Senior Vice President of Washington Financial Group, an
  investment banking firm. From June 1987 to January 1989,
  Executive Vice President of the North American Securities
  Administrators Association.

                                                                        YEAR
                                                                      OF FIRST
  NAME                                                            AGE ELECTION
  ----                                                            --- --------
Melvin H. Van Woert, M.D. (2)(3)(4)..............................  66   1990
  Since 1974, Physician and Professor of Neurology and Pharmacol-
  ogy and Doctoral Faculty, Mount Sinai Medical Center, New York.

- - --------
(1) A member of the Audit Committee of the Board of the Company.
(2) A member of the Nominating Committee of the Board of the Company.
(3) A member of the Strategic Planning Committee of the Board of the Company.
(4) A member of the Executive Committee of the Board of the Company.
(5) A member of the Compensation and Stock Option Committee of the Board of the Company.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE TWO NOMINEES NAMED ABOVE AS DIRECTORS OF THE COMPANY.

BOARD AND COMMITTEE MEETINGS

  The Board met eleven times during fiscal year 1995 which ended September 30, 1995. During fiscal year 1995, Mr. Ben Dor attended fewer than 75% of the total number of meetings of the Board and of the committees of the Board on which he served during the time he served on the Board and on such committees. The Audit Committee met three times during fiscal year 1995. The primary function of the Audit Committee is to review the Company's financial statements with its auditors. See "--Directors." The Compensation and Stock Option Committee held ten meetings during fiscal year 1995. The functions of the Compensation and Stock Option Committee are to set and approve salary and bonus levels of corporate officers and to administer the Company's 1986 Stock Option Plan and 1990 Stock Incentive Plan, including primary responsibility for the granting of options and other awards thereunder. The Nominating Committee did not meet during fiscal year 1995. The primary function of the Nominating Committee is to make recommendations to the Board concerning the selection of nominees for election as directors. The Nominating Committee will consider candidates suggested by directors or shareholders. Nominations for shareholders, properly submitted in writing to the Secretary of the Company, will be referred to the Nominating Committee for consideration. The Executive Committee did not have any official meetings during fiscal year 1995. The function of the Executive Committee is to exercise the powers of the Board in the management of the business and affairs of the Company, subject to limits imposed by applicable law. The Strategic Planning Committee did not have any official meetings during fiscal year 1995. The function of the Strategic Planning Committee is to review potential material transactions involving the Company and to communicate with and make recommendations to the Board in respect of such transactions.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  As a public company, the Company's directors, executive officers and 10% beneficial owners are subject to reporting requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended. Under such Act, Messrs. Ben Dor and Matthews each delinquently filed one Statement of Beneficial Ownership of Securities, and Mr. Sawyer delinquently filed two such Statements during fiscal year 1995.

COMPENSATION OF DIRECTORS

  For service on the Board in fiscal year 1995, directors received an annual retainer of $12,000. Directors also received a fee of $1,000 for each meeting of the Board attended, and a fee of $750 for each committee meeting attended in person or by telephone conference, subject to a maximum of $1,750 per day. Chairmen of committees receive an additional annual retainer of $5,000 per committee. At the 1995 Annual Meeting of Shareholders, the shareholders approved the 1995 Directors' Stock Option Plan (the "1995 Directors' Plan").

The 1995 Directors' Plan will award options to non-employees who may be elected in the future. Current directors will obtain no future awards under the 1995 Directors' Plan.

  Directors who are employees of the Company or any of its subsidiaries or who are designated by Clal receive no additional remuneration for serving as directors or as members of committees of the Board. All directors are entitled to reimbursement for out-of-pocket expenses incurred in connection with their attendance at Board and committee meetings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  On May 1, 1995, the Company consummated a strategic alliance with Clal consisting primarily of (i) the sale by the Company of 2,027,272 shares of the Company's Common Stock for $20,000,000, or $9.87 per share, (ii) the issuance by the Company of the Warrants and (iii) the formation of a joint venture, named Clal Pharmaceutical Resources Limited Partnership, to research and develop generic pharmaceutical products (the "Joint Venture"). Mony Ben Dor, a director of the Company, is also a director of Clal. See "--Directors." Prior to the closing of the Stock Purchase Agreement, Clal owned no shares of the Common Stock.

  The Stock Purchase Agreement included terms of the Company's and Clal's business relationship including issuance to Clal of 2,027,272 shares of Common Stock, rights to nominate Board members, rights of first refusal, voting agreements, rights to invest in others, standstill agreements and agreements with respect to the issuance of the Warrants.

  Subject to the satisfaction of certain conditions, Clal obtained the right to designate one or more of the members of the Company's Board of Directors and committees thereof and the right to designate a member of the Company's management.

  Clal has a right of first refusal with respect to certain business combination transactions of the Company and certain sales of the assets or securities of the Company. Such right extends until May 1, 2000, provided that Clal, when exercising such right (i) has not sold or disposed of shares of Common Stock representing more than 337,045 shares of Common Stock and (ii) owns or has the right to acquire under the Warrants 16% of the Common Stock (the "Restricted Period"). If Clal does not exercise its first refusal rights with respect to any of the above-mentioned transactions, Clal will, subject to certain exceptions, be required to vote its shares of Common Stock in favor of such transactions. Such obligation will terminate upon the expiration of the Restricted Period. Clal has no obligation to vote its shares of Common Stock in favor of such a transaction if (i) Clal exercises its right of first refusal with respect to such transaction, (ii) fewer than 75% of the members of the Board (excluding member(s) of the Board nominated by Clal) vote in favor of the transaction or (iii) any member of the Board (excluding member(s) of the Board nominated by Clal) votes against the transaction. In the event that Clal has an obligation to vote its shares in favor of such a transaction, Clal also has agreed to take such other actions reasonably required or appropriate to facilitate the consummation of the transaction. Clal has no obligation to vote its shares in favor of, or take other actions to facilitate, any such transaction if Clal notifies the Company that, in Clal's opinion, the consummation of such a transaction would be detrimental to the Company and/or its shareholders, except if the Company, in response to such a notice, delivers to Clal a fairness opinion from a nationally recognized investment banking firm.

  Under the Stock Purchase Agreement, the Company obtained the right to participate with Clal and certain of its affiliates in connection with pharmaceutical acquisitions and transactions. In connection therewith, the Company, in December 1995, consummated the purchase of 10% of the shares of FineTech Ltd. ("FineTech"), an Israeli pharmaceutical research and development company in which Clal has a 28% ownership interest, for $1,000,000, obtained the right to nominate one member of the Board of Directors of FineTech and obtained the exclusive right to purchase products not commonly sold in North America, South America and the Caribbean (the "Americas"). FineTech has agreed not to sell such products to others in the Americas for so long as the Company maintains its exclusive right. Mony Ben Dor, an officer of Clal and a director of the Company, is also a director of FineTech. Pursuant to the terms of its agreements with FineTech, the Company began purchasing chemical components from FineTech in January 1996, and may in the future continue to purchase, chemical components from FineTech. As of August 19, 1996, such purchases totalled approximately $1.4 million in the aggregate. The Company's purchases have been and will be on terms no less favorable than could be obtained from non-affiliated third parties.

  Clal has agreed to limit acquisitions, including acquisitions under the Warrants, of the Company's securities to 19.99% of the issued and outstanding Common Stock prior to May 1, 1998. In addition, Clal has agreed to limit such acquisitions to 25% of the issued and outstanding Common Stock after May 1, 1998. Clal has the right to tender for or purchase no less than 70% of the issued and outstanding Common Stock after May 1, 2000. These limitations expire six months following the expiration of the Restricted Period (the "Consent Period"). Clal also has the right to acquire up to 20% of any equity securities issued by the Company in an underwritten public offering so long as Clal, at the time, owns 10% of the issued and outstanding Common Stock (assuming, for this purpose, the full exercise of the Warrants). Clal has also agreed to not sell or otherwise dispose of Common Stock or other securities convertible into Common Stock during the Consent Period unless such securities are registered or may be sold without registration under Rule 144 promulgated under the Securities Act of 1933, as amended, or are sold in certain business combination transactions, unless the sale is approved by the Board (excluding member(s) of the Board nominated by Clal). Clal will limit, during the Consent Period, sales of Common Stock to any one person, entity or group to no more than 3% of the issued and outstanding Common Stock, except as otherwise permitted under the Stock Purchase Agreement.

  In consideration of the rights and benefits obtained by the Company under the Stock Purchase Agreement, the Company issued to Clal the Warrants. The Warrants currently entitle Clal to purchase up to 1,905,107 shares of Common Stock at an exercise price of $11.00 per share for the first year and $12.00 per share for the next two years. The Warrants are exercisable at any time until May 1, 1998, subject to earlier termination or redemption in certain circumstances. The Warrants provide that the number of shares of Common Stock issuable upon their exercise will be reduced by the number of shares of Common Stock, or securities exercisable or exchangeable for or convertible into shares of Common Stock, acquired by Clal in open market transactions.

  In consideration of the rights and benefits obtained by the Company under the Stock Purchase Agreement, the Company also granted to Clal certain registration rights under the Registration Rights Agreement (the "Registration Rights Agreement"). In general, Clal will not be able to sell freely the shares of Common Stock purchased by Clal or the shares of Common Stock issuable upon exercise of the Warrants without registration under applicable securities laws or unless an exemption from registration is available. Clal is entitled to two demand registrations. In addition, if the Warrants are exercised Clal is entitled to an additional demand registration. In addition, the Company granted to Clal the right to register shares of Common Stock owned by Clal on each occasion that the Company registers shares of Common Stock, subject to certain limitations and exceptions.

  Clal currently owns 2,127,272 shares of Common Stock. Of such shares, 100,000 were purchased from Mr. Sawyer at a price of $7.125 per share on June 3, 1996.

  As part of the alliance formed by the Company and Clal on May 1, 1995, the Company and Clal formed the Joint Venture to research and develop generic pharmaceutical products. In connection with the Joint Venture, the Company and Clal have granted each other certain manufacturing and distribution rights for products developed by the other and for products developed by the Joint Venture.

  The foregoing descriptions of certain terms of the Stock Purchase Agreement, the Warrants, the Registration Rights Agreement and the Joint Venture do not purport to be complete and are qualified in their entirety by reference to such documents, copies of which were filed as exhibits to the Form 8-K filed by the Company with the Securities and Exchange Commission on May 12, 1995.

  In February 1995, the Company purchased a condominium for $192,500. The Company leased the condominium to Mr. Sawyer for a period equal to the term of his employment agreement at $1,800 per month, which represented the fair market value as determined by a disinterested third party. The Company sold the condominium on July 31, 1996 for $225,000. The Company has no further obligations regarding a residence for Mr. Sawyer. See "Executive Compensation--Employment Agreements and Termination Arrangements."

  On May 15, 1996, the Company made an unsecured loan to Mr. Sawyer in the principal amount of $95,000 at a rate of interest of 8 1/4% per annum. The principal and interest on such loan are scheduled to be repaid on April 13, 1997.

  The Company believes that all of the above transactions were on terms that were fair and reasonable to the Company.

EXECUTIVE OFFICERS

  The executive officers of the Company consist of Mr. Sawyer as President, Chief Executive Officer and Chairman of the Board, and Robert I. Edinger as Executive Vice President, Chief Financial Officer and Secretary. The executive officers of Par consist of Mr. Sawyer and Mr. Edinger, and Robert M. Fisher, Jr., Executive Vice President, Corporate Development, Sales and Marketing of Par. Stuart A. Rose, Ph.D. served as Executive Vice President-Operations of the Company and as an executive officer of Par until his resignation from such positions, effective December 5, 1995.

  The following table sets forth certain information with respect to the executive officers of the Company and Par who are not directors or nominees for election as a director:

NAME                                                                        AGE
- - ----                                                                        ---
Robert I. Edinger..........................................................  55
  Since January 1995, Executive Vice President, Chief Financial Officer and
  Secretary of the Company and Par. From June 1993 to January 1995, Vice
  President, Chief Financial Officer and Secretary of the Company and Par.
  From 1990 to June 1993, Mr. Edinger served as Executive Vice President of
  Bonjour Group, Ltd., a licensing company. From 1986 to 1990, President and Chief Financial Officer of OCP America, a wholesale drug distribution company.
Robert M. Fisher, Jr.......................................................  48
  Since June 1995, Executive Vice President, Corporate Development, Sales
  and Marketing of Par, and since October 1993, Vice President, Corporate
  Development, Sales and Marketing of Par. From March 1993 to October 1993,
  Vice President, Corporate Development of F.H. Faulding USA, a company engaged in the manufacture of pharmaceuticals. From 1992 to 1993, Vice
  President, Business Development, PUREPAC Pharmaceutical Company
  ("PUREPAC"), a company engaged in the manufacture of generic pharmaceuticals, and from 1989 to 1992, Vice President and General
  Manager of Rondex Laboratories at PUREPAC.

                            EXECUTIVE COMPENSATION

  The following table sets forth compensation earned by or paid, during fiscal years 1993 through 1995, to the Chief Executive Officer of the Company and the three additional most highly compensated executive officers (over $100,000) serving as executive officers of the Company and/or Par at the end of fiscal year 1995 (the "Named Executives"). The Company awarded or paid such compensation to all such persons for services rendered in all capacities during the applicable fiscal years.

SUMMARY COMPENSATION TABLE

                            ANNUAL COMPENSATION   LONG-TERM COMPENSATION
                          ----------------------- -----------------------
                                                   RESTRICTED  SECURITIES
NAME AND                                             STOCK     UNDERLYING      ALL OTHER
PRINCIPAL POSITION        YEAR SALARY($) BONUS($) AWARDS($)(1) OPTIONS(#) COMPENSATION ($)(2)
- - ------------------        ---- --------- -------- ------------ ---------- -------------------
Kenneth I. Sawyer         1995  427,153  200,000      --            --          49,806
President, Chief          1994  407,253  100,000      --            --          59,018
Executive Officer         1993  413,215  200,000      --        500,000         71,444
and Chairman
Robert I. Edinger         1995  189,038      --       --         40,000         19,628
Executive Vice            1994  180,000   50,000      --            --          11,072
President,                1993   58,846   25,000      --         40,000             76
Chief Financial
Officer and Secretary
Robert M. Fisher, Jr.(3)  1995  188,691      --       --         20,000         15,898
Executive Vice            1994  122,359   23,500      --         10,000          3,504
President, Corporate
Development, Sales &
Marketing, Par
Stuart A. Rose(4)         1995  128,077      --       --         75,000            566
Executive Vice
President, Operations
Diana N. Sloane(5)        1995  141,146      --       --            --           2,343
Vice President,           1994  208,097   22,500      --            --          19,628
Regulatory and            1993  179,423   40,000      --        130,000         22,906
Scientific Affairs

- - --------
(1) The Company believes that at the end of fiscal year 1995, the Named Executives did not hold any shares of restricted stock.
(2) For fiscal year 1995, includes insurance premiums paid by the Company for term life insurance for the benefit of the Named Executives as follows:
    Mr. Sawyer--$37,866; Mr. Edinger--$775; Mr. Fisher--$694; Dr. Rose--$566;
    and Ms. Sloane--$612. The amount for Mr. Sawyer also includes $37,050, representing the maximum potential estimated dollar value of the Company's portion of insurance premium payments from a split-dollar life insurance policy as if 1995 premiums were advanced to the executive without interest until the earliest time the premiums may be refunded by Mr. Sawyer to the Company. Also includes the following amount contributed by the Company to the Company's 401(k) Plan: Mr. Edinger--$5,971; Mr. Fisher--$3,106; and Ms. Sloane--$1,731. The Company also contributed $11,940, $12,882 and $12,099 for the benefit of Mr. Sawyer's, Mr. Edinger's and Mr. Fisher's Par Pharmaceutical Retirement Plan.
(3) The salary paid to Mr. Fisher in fiscal year 1995 included a retroactive adjustment to reflect a pay increase that had been granted effective in May 1994.
(4) Effective on December 5, 1995, Dr. Rose was no longer an Executive Officer of the Company.
(5) Effective on April 1, 1995, Ms. Sloane was no longer an Executive Officer of the Company.

  The following table sets forth stock options granted to the Named Executives during fiscal year 1995.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

                                        INDIVIDUAL GRANTS
                          ---------------------------------------------
                                                                            POTENTIAL REALIZABLE
                                       % OF TOTAL                          VALUE AT ASSUMED ANNUAL
                            SHARES      OPTIONS                             RATES OF STOCK PRICE
                          UNDERLYING   GRANTED TO                       APPRECIATION FOR OPTION TERM
                           OPTIONS     EMPLOYEES    EXERCISE EXPIRATION ------------------------------
NAME                       GRANTED   IN FISCAL YEAR  PRICE      DATE    0% ($)   5% ($)     10% ($)
- - -----                     ---------- -------------- -------- ---------- ------------------------------
Robert I. Edinger(1)        40,000       13.82%      $8.625   10/13/99   $   0  $  440,317$    555,626
Robert M. Fisher, Jr.(2)    20,000        6.91%      $8.625   10/13/99   $   0  $  220,159$    277,813
Stuart A. Rose(3)           75,000       25.91%      $9.000   01/16/00   $   0  $  861,490  $1,087,094

- - --------
(1) Represents options granted pursuant to the Company's 1990 Incentive Option Plan on October 13, 1994, of which 20,000 became exercisable on October 13, 1995 and 20,000 will become exercisable on October 13, 1996.
(2) Represents options granted pursuant to the Company's 1990 Incentive Option Plan on October 13, 1994 of which 10,000 became exercisable on October 13, 1995 and 10,000 will become exercisable on October 13, 1996.
(3) Represents options granted pursuant to the Company's 1990 Incentive Option Plan, all of which became exercisable on December 5, 1995.

  The following table sets forth the stock options exercised by the Named Executives during fiscal year 1995 and the value, as of September 30, 1995, of unexercised stock options held by the Named Executives.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

                                                                               VALUE OF UNEXERCISED
                                                    NUMBER OF SECURITIES           IN-THE-MONEY
                                                   UNDERLYING UNEXERCISED           OPTIONS AT
                          SHARES                   OPTIONS AT FY-END (#)            FY-END ($)
                       ACQUIRED ON     VALUE     ------------------------------------------------------
NAME                   EXERCISE (#) REALIZED ($) EXERCISABLE/UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE
- - ----                   ------------ ------------ ------------------------------------------------------
Kenneth I. Sawyer              0            0         1,000,000           0      2,970,000           0
Robert I. Edinger              0            0            60,000      20,000         17,500      17,500
Robert M. Fisher, Jr.          0            0            20,000      10,000          8,750       8,750
Stuart A. Rose                 0            0            25,000      50,000         12,500      25,000
Diana L. Sloane           60,000      371,874           130,000           0              0           0

EMPLOYMENT AGREEMENTS AND TERMINATION ARRANGEMENTS

  The Company has entered into an employment agreement with Mr. Sawyer, which provides for his employment in his current position through October 4, 1999, subject to earlier termination by the Company for Cause (as such term as defined in the agreement). Mr. Sawyer's term of employment will be automatically extended on October 4 of each year for an additional one-year period at the end of the four-year employment term unless either party provides written notice by July 4th of such year that he or it does not desire to extend the employment term. Under the agreement with Mr. Sawyer, the Company is required to use its best efforts to cause him to be elected and re-elected to the Board of Directors during his term of employment. Mr. Sawyer, pursuant to the terms of his employment agreement, is and will be required to serve, if so elected, on the Board of Directors of the Company and any subsidiary, as well as any committees thereof.

  Mr. Sawyer's agreement provides for certain payments upon termination of his employment as a result of a material breach by the Company of his employment agreement following a Change of Control (as such term is defined in the agreement) of the Company. A material breach by the Company of the employment agreement includes, but is not limited to, termination without Cause and a change of his responsibilities. Mr. Sawyer is entitled to receive, if such termination occurs within two years following the Change of Control of the Company, a lump sum payment equal to the lesser of three times the sum of his annual base salary and most recent bonus or the maximum amount permitted without the imposition of an excise tax on Mr. Sawyer or the loss of a deduction to the Company under the Internal Revenue Code of 1986, as amended (the "Code"), plus reimbursement of certain legal and relocation expenses incurred by Mr. Sawyer as a result of the termination of his employment and maintenance of insurance, medical and other benefits for 24 months or until Mr. Sawyer is covered by another employer for such benefits.

  In addition, Mr. Sawyer's employment agreement provides for the Company to purchase a residence within the vicinity of the Company's principal offices for Mr. Sawyer to occupy for the duration of his term of employment. In this connection, the Company purchased a condominium for a price of $192,500, which Mr. Sawyer leased from the Company from February 1995 until July 1996. The Company sold the condominium on July 31, 1996. The Company has no further obligation to provide a residence for Mr. Sawyer. See "Election of Directors-- Certain Relationships and Related Transactions."

  Mr. Edinger and Mr. Fisher have employment agreements with the Company which provide for certain payments in the event of termination of the employment for "good reason" (as such term is defined in the agreement) or a voluntary termination by the Company, except for cause. Mr. Edinger currently is entitled to receive severance compensation amounting to 12 months continuation of his prevailing base salary payable in 12 equal monthly installments from the date of termination in the event of termination for good reason or voluntary termination by the Company; however, the Board has authorized an extension of such payment to 24 months. Mr. Fisher is entitled to severance compensation amounting to 12 months continuation of his prevailing base salary payable in 12 equal monthly installments from the date of termination for good reason or voluntary termination by the Company. Mr. Edinger is also entitled to medical and other benefits maintained until the expiration of his severance compensation or until he is covered by another employer under a reasonably comparable program, if earlier.

  In October 1995, Messrs. Sawyer, Edinger and Fisher waived their salary increases, and Mr. Sawyer voluntarily agreed to reduce his salary, effective July 1, 1996, to $350,000 per year. As part of the reduction in compensation for senior management personnel in the Company, Messrs. Sawyer, Edinger and Fisher have also agreed to waive the Company's 1996 plan year contribution of $11,885 to each of their defined contribution pension plan accounts. These measures are in line with the Company's current policy of reducing costs to enable the Company to return to profitability.

PENSION PLAN

  The Company maintains a defined benefit plan (the "Pension Plan") intended to qualify under Section 401(a) of the Code. Effective October 1, 1989, the Company ceased benefit accruals under the Pension Plan with respect to service after such date. The Company intends that distributions will be made, in accordance with the terms of the Pension Plan, to participants as of such date and/or their beneficiaries. The Company will continue to make contributions to the Pension Plan to fund its past service obligations. Generally, all employees of the Company or a participating subsidiary who completed at least one year of continuous service and attained 21 years of age were eligible to participate in the Pension Plan. For benefit and vesting purposes, the Pension Plan's "Normal Retirement Date" is the date on which a participant attains age 65 or, if later, the date of completion of 10 years of service. Service is measured from date of employment. The retirement income formula is 45% of the highest consecutive five-year average basic earnings during the last 10 years of employment, less 83 1/3% of the participant's Social Security benefit, reduced proportionately for years of service less than 10 at retirement. The normal form of benefit is a life annuity, or for married persons, a joint and survivor annuity. None of the Named Executives have any years of credited service under the Pension Plan.

COMPENSATION AND STOCK OPTION COMMITTEE REPORT

  The Compensation and Stock Option Committee of the Board of Directors (the "Compensation Committee"), consisting entirely of non-employee directors, approves all of the policies and programs pursuant to which compensation is paid or awarded to the Company's executive officers and key employees. The Compensation Committee held ten meetings in fiscal year 1995. In reviewing overall compensation for fiscal year 1995, the Compensation Committee focused on the Company's objectives to attract executives of the highest caliber from larger, well-established pharmaceutical manufacturers, to retain the Company's executives, to encourage the highest level of performance from such executives and to align the financial interests of the Company's management with that of its shareholders by offering awards that can result in the ownership of Common Stock. The Company did not utilize specific formulae or guidelines in reviewing and approving executive compensation.

  ELEMENTS OF EXECUTIVE COMPENSATION PROGRAM. The key elements of the Company's executive compensation program consist of base salary, annual bonus, stock options through participation in the Company's 1986 Stock Option Plan and stock options and other incentive awards through participation in the Company's 1990 Stock Incentive Plan. In awarding or approving compensation to executives in fiscal year 1995, the Compensation Committee considered the present and potential contribution of the executive to the Company and the ability of the Company to attract and retain qualified executives in light of the regulatory reviews of the Company's operations and its financial condition.

  BASE SALARY AND ANNUAL BONUS. Base salary and annual bonus for executive officers are determined by reference to Company-wide and individual performances for the previous fiscal year. The factors considered by the Compensation Committee included both strategic and operational factors, such as efforts in responding to regulatory matters, efforts in exploration of strategic alternatives for the Company, such as the strategic alliance with Clal, research and development expenditures, review and implementation of updated systems and operational procedures as a foundation for future growth and realignment of the Company's internal sales and marketing organization, as well as the Company's financial performance. In addition to Company-wide measures of performance, the Compensation Committee considers those performance factors particular to each executive officer, including the performance of the area for which such officer had management responsibility and individual accomplishments.

  Base salaries for executives were determined primarily by reference to industry norms, the principal job duties and responsibilities undertaken by such persons, individual performance and other relevant criteria. Base salary comparisons for most executives are made to a group of pharmaceutical manufacturers in the United States. Such group is selected by the Company based upon several factors including, but not limited to, the duties and responsibilities of the executive used in the comparison, size and complexity of operations, reputation and number of employees of other companies. With respect to Mr. Sawyer, Chief Executive Officer, a comparison was made by an independent consulting firm, prior to the signing of his employment agreement in 1992, to generic pharmaceutical companies and turnaround situations selected by the consulting firm. In keeping with its goal of recruiting executives from larger, well-established pharmaceutical manufacturers, the Compensation Committee considers the performance of the companies used in the comparisons, as measured by their quality and regulatory profile, as well as competitive necessity in determining base salaries. The Compensation Committee considered it appropriate and in the best interest of the Company and its shareholders to set the levels of base salary for the Company's Chief Executive Officer and other executives at the median of comparable companies in order to attract and retain the highest caliber of managers for the Company so as to position the Company for future growth and improved performance. In order to attract and retain certain key executives, the Company offers its executives long-term employment contracts which provide for specified base salaries.

  The Compensation Committee, in determining the annual bonuses to be paid to its executives for fiscal year 1995, considered the individual's contribution to the Company's performance as well as the Company's financial performance and assessments of each executive's participation and contribution to the other factors described above, as opposed to determination by reference to a formal, goal-based plan. The non-financial measures varied among executives depending upon the operations under their management and direction. The Compensation Committee utilized the award of bonuses, without necessarily referring to specific benchmarks, to attract and retain high quality executives for the Company.

  STOCK OPTIONS AND OTHER AWARDS. The Company's 1986 Stock Option Plan provides for stock option awards and the Company's 1990 Stock Incentive Plan provides for stock option and other equity-based awards. Under such Plans, the size of each award and the persons to whom such awards are granted is determined by the Compensation Committee based upon the nature of services rendered by the executive, the present and potential contribution of the grantee to the Company and the overall performance of the Company. The Compensation Committee believes that grants of stock options will enable the Company to attract and retain the best available talent and to encourage the highest level of performance in order to continue to serve the best interests of the Company and its shareholders. Stock options and other equity-based awards provide executives with the opportunity to acquire equity interests in the Company and to participate in the creation of shareholder value and to benefit correspondingly with increases in the price of the Company's Common Stock.

  COMPENSATION COMMITTEE'S ACTIONS FOR FISCAL YEAR 1995. In determining the amount and form of executive compensation to be paid or awarded for fiscal year 1995, the Compensation Committee considered the criteria discussed above. In light of the reductions in operating income and sales in fiscal year 1995 from fiscal year 1994, the Compensation Committee did not award cash bonuses to the Named Executives, with the exception of the Chief Executive Officer, who was awarded a bonus in connection with his efforts to consummate the transactions with Clal.

  In fiscal year 1995, the Compensation Committee awarded stock options to certain Named Executives (with the exception of the Chief Executive Officer).

  CHIEF EXECUTIVE OFFICER COMPENSATION. The Compensation Committee approved an employment agreement in October 1992 for Mr. Sawyer. In approving such employment agreement, the Compensation Committee authorized a base salary of $366,993 for Mr. Sawyer in fiscal year 1995. In addition to his base salary, Mr. Sawyer was awarded by the Compensation Committee a performance bonus of $200,000 for fiscal year 1995, plus a cost of living allowance of $50,000.

  In reviewing and setting Mr. Sawyer's compensation, the Compensation Committee recognized his substantial role in (i) consummating the strategic alliance and joint venture with Clal, which resulted in a cash investment of $20 million by Clal in the Company; (ii) revamping the marketing and sales efforts of the Company and replacing all of its outside sales representatives with an internal sales force; (iii) collecting approximately $2,000,000 in settlement of claims against former management members for recovery of, among other things, salary and money paid for indemnification; (iv) negotiating and implementing several joint venture agreements for the Company; (v) working to explore numerous strategic alternatives for the Company and (vi) diversifying the Company's customer base.

  Internal Revenue Code Section 162(m) limits deductions for federal income tax purposes for certain executive compensation in excess of $1 million. Certain types of compensation are deductible only if performance criteria are specified in detail and payments are contingent upon shareholder approval of the compensation arrangement. The level of salaries and bonus to the Named Executives paid by the Company do not exceed this limit at this time.

                    COMPENSATION AND STOCK OPTION COMMITTEE

                             Mark Auerbach
                             Mony Ben Dor
                             H. Spencer Matthews
                             Robin O. Motz

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee conducted deliberations concerning executive compensation during the last completed fiscal year. None of the Compensation Committee members are executive officers of the Company. None of the executive officers of the Company has served on the board of directors or on the compensation committee of any other entity, any of whose officers served on the Board of the Company.

PERFORMANCE GRAPH

  The graph below compares the cumulative total return of the Company's Common Stock with the cumulative total return of the New York Stock Exchange Composite Index and the S&P(R) Health Care Drugs Index for the annual periods from September 30, 1990 to September 30, 1995. The graph assumes $100 was invested on September 30, 1990 in the Company's Common Stock and $100 was invested at that time in each of the Indexes. The comparison assumes that all dividends are reinvested.


                            CUMULATIVE TOTAL RETURN
          BASED ON REINVESTMENT OF $100 BEGINNING SEPTEMBER 30, 1990


                               [PERFORMANCE GRAPH]

                                        Sep-90              Sep-91          Sep-92      Sep-93    Sep-94     Sep-95

Pharmaceutical Resources                 $100                 $85            $136        $259      $179       $195

NYSE Composite                           $100                $132            $146        $168      $174       $213

S&P(R) Health Care Drugs Index           $100                $154            $149        $120      $145       $228


                                 PROPOSAL II:
                 APPROVAL AND ADOPTION OF AN AMENDMENT TO THE
                           1990 STOCK INCENTIVE PLAN

GENERAL

  At the Meeting, the holders of Common Stock will be asked to vote upon a proposal to approve an amendment to the Company's 1990 Stock Incentive Plan (the "1990 Plan") to increase by 750,000 the number of shares of Common Stock for which incentive awards may be granted thereunder. Under the 1990 Plan as currently in effect, incentive awards for 2,050,000 shares of Common Stock may be granted, of which, prior to June 29, 1996, 213,000 shares remained available for grant. On July 23, 1996, the Board approved the amendment and authorized the granting of incentive awards for an additional 750,000 shares, subject to approval of the amendment by the shareholders. The Board has determined that it is advisable to continue to provide stock-based incentive compensation to the Company's officers and key employees, thereby continuing to align the interests of such employees with those of shareholders, and that awards under the 1990 Plan are an effective means of providing such compensation. In order to continue to grant stock-based incentive compensation in the future, it is necessary to increase the number of shares available for grant under the 1990 Plan. The Board recommends approval of thereof by the holders of Common Stock.

SUMMARY OF 1990 PLAN AND AMENDMENT

  The following is a summary of the 1990 Plan and the proposed amendment to it. This summary does not purport to be complete, and is qualified in its entirety by reference to the text of the 1990 Plan. A copy of the 1990 Plan is available upon written request from the Company's Secretary.

  The purpose of the 1990 Plan is to attract and retain personnel of the highest caliber, provide increased incentive for officers and key employees and continue to promote the well-being of the Company. The 1990 Plan authorizes the granting of incentive awards for up to 2,050,000 shares of Common Stock, and if the amendment is approved, up to an additional 750,000 shares of Common Stock, subject to adjustment in the event of stock splits, stock dividends, recapitalizations, mergers, reorganizations, exchanges of shares and other similar changes affecting the Company's issued Common Stock. Incentive awards may be in the form of stock options, restricted stock awards, deferred stock awards, stock appreciation rights and other stock-based awards as described below. Unless sooner terminated, the 1990 Plan expires on March 22, 2000. Officers, key employees and other independent contractors who perform services for the Company or any of its subsidiaries are eligible to receive incentive awards. The 1990 Plan is administered by the Compensation Committee, which determines the persons to whom awards will be granted, the number of awards to be granted and the specific terms of each grant, subject to the provisions of the 1990 Plan. Members of the Compensation Committee and directors of the Company who are not also employees of the Company or any of its subsidiaries are not eligible to receive incentive awards under the 1990 Plan. There are approximately 450 persons eligible to receive incentive awards under the 1990 Plan (excluding consultants and advisors).

  INCENTIVE AND NONQUALIFIED OPTIONS. The 1990 Plan currently provides both for "incentive stock options" as defined in Section 422 of the Code and for options not qualifying as incentive options (collectively, "Options"), both of which may be granted with other stock-based awards available under the 1990 Plan. The Compensation Committee determines the persons to whom Options may be granted and the exercise price for each share issued in connection with an Option, but the exercise price of an incentive Option may not be less than 100% of the fair market value of Common Stock on the date of grant (in the case of an optionee owning more than 10% of the outstanding Common Stock, not less than 110% of such fair market value). The Compensation Committee also determines when Options may be exercised, which in no event may be more than ten years from the date of grant (in the case of an incentive Option granted to an optionee owning more than 10% of the outstanding Common Stock, not more than five years from the date of grant), and the manner in which each Option will become exercisable. The aggregate fair market value of the Common Stock with respect to which incentive Options are exercisable for the first time by any employee during any calendar year (under all incentive stock option plans of the Company and its subsidiaries) may not exceed $100,000.

  STOCK APPRECIATION RIGHTS. The Compensation Committee may grant stock appreciation rights ("SARs") in conjunction with all or part of any Option granted under the 1990 Plan. An SAR entitles the holder to surrender to the Company all or a portion of an Option in exchange for an amount (payable in cash and/or Common Stock) equal to the excess of the Fair Market Value (as defined in that 1990 Plan) of one share of Common Stock over the exercise price per share specified in a related Option granted to the holder multiplied by the number of shares subject to the SAR.

  RESTRICTED STOCK AWARDS. The Compensation Committee may award shares of restricted stock ("Restricted Stock"). Shares of Restricted Stock may be issued either alone or in addition to other awards granted under the 1990 Plan or other plans of the Company. The Compensation Committee determines the eligible persons to whom and the time or times at which, grants of Restricted Stock will be made, the number of shares to be awarded, the price (if any) to be paid by the recipient, the time or times within which such awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the awards.

  DEFERRED STOCK AWARDS. The Compensation Committee may award shares of deferred stock ("Deferred Stock"). Shares of Deferred Stock may be awarded either alone or in addition to other awards granted under the 1990 Plan or other plans of the Company. The Compensation Committee determines the eligible persons to whom and the time or times at which Deferred Stock may be awarded, the number of shares of Deferred Stock to be awarded to any person, the duration of the period during which, and the conditions under which, receipt of the stock will be deferred, and all the other terms and conditions of the awards.

  OTHER STOCK-BASED AWARDS. The Compensation Committee may grant performance shares valued with reference to the performance of the Company or any subsidiary, either alone or in addition to or in tandem with Options, SARs, Restricted Stock or Deferred Stock (collectively, "Other Stock-Based Awards"). Subject to the terms of the 1990 Plan, the Compensation Committee has complete discretion to determine the terms and conditions applicable to Other Stock-Based Awards. Such terms and conditions may require, among other things, continued employment and/or the attainment of specified performance objectives.

  The 1990 Plan imposes restrictions on the sale, transfer, pledge, assignment or other encumbrance on shares of stock subject to Restricted Stock awards, Deferred Stock awards and Other Stock-Based Awards. Upon a change in control of the Company, all Options and SARs become exercisable in full and all restrictions and deferrals contained in Restricted Stock awards, Deferred Stock awards, and Other Stock-Based Awards lapse or become accelerated.

  The amended 1990 Plan will not provide additional benefits to the Named Executives as compared to the current 1990 Plan in effect. Rather, the amended 1990 Plan will provide for an increase in the number of shares of Common Stock which may be granted thereunder.

CERTAIN FEDERAL TAX CONSEQUENCES OF THE 1990 PLAN

  The following is a brief summary of certain Federal income tax aspects of awards which may be granted under the 1990 Plan based upon the Code and other statutes, regulations and interpretations in effect on the date of this Proxy Statement. The summary is not intended to be exhaustive and does not describe any state, local or foreign income or other tax consequences.

  INCENTIVE OPTIONS. A participant will recognize no taxable income upon the grant or exercise of an Option constituting an "incentive stock option" as defined under Section 422 of the Code ("Incentive Options"). Upon a disposition of the shares of Common Stock after the later of two years from the date of grant and one year after the transfer of the shares to the participant, (i) the participant will recognize the difference, if any, between the amount realized and the exercise price as long-term capital gain or long-term capital loss (as the case may be) if the shares are capital assets; and (ii) the Company will not qualify for any deduction in connection with the grant or exercise of the options.

  If shares of Common Stock acquired upon the exercise of an Incentive Option are disposed of prior to the expiration of the holding periods described above, (i) the participant will recognize ordinary compensation income in the taxable year of disposition in an amount equal to the excess, if any, of the lesser of the fair market value of the shares on the date of exercise or the amount realized on the disposition of the shares, over the exercise price paid for such shares; and (ii) the Company will qualify for a deduction equal to any such amount recognized, subject to the limitation that the compensation be reasonable. The participant will recognize the excess, if any, of the amount realized over the fair market value of the shares on the date of exercise, if the shares are capital assets, as capital gain and the Company will not qualify for a deduction with respect to such excess.

  NONQUALIFIED STOCK OPTIONS. Except as noted below, (i) upon grant of the nonqualified Option, a plan participant will recognize no income; (ii) upon exercise of the option (if the shares of Common Stock are not subject to a substantial risk of forfeiture and nontransferable), the participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price, and the Company will qualify for a deduction in the same amount, subject to the requirement that the compensation be reasonable; and
(iii) on a sale of the shares, the participant will recognize gain or loss equal to the difference, if any, between the amount realized and the sum of the exercise price and the ordinary compensation income recognized. Such gain or loss will be treated as capital gain or loss if the shares are capital assets in the hands of the participant.

  If the shares of Common Stock acquired upon exercise of a nonqualified Option are subject to a substantial risk of forfeiture and are nontransferable, the participant's and the Company's Federal income tax consequences of the exercise and disposition of the shares will be determined under rules similar to those set forth below under "Restricted Stock."

  STOCK APPRECIATION RIGHTS. A participant who receives a SAR will recognize no income on the grant of such SAR, but will recognize ordinary compensation income equal to the cash received and/or the fair market value on the date of transfer of any Common Stock received, and the Company will qualify for a deduction of an equal amount, subject to the limitation that compensation be reasonable.

  RESTRICTED STOCK. A participant who receives Restricted Stock will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the Restricted Stock at the time the Restricted Stock is no longer subject to a substantial risk of forfeiture or is transferable, over the consideration paid for the Restricted Stock. However, a participant may elect, under Section 83(b) of the Code, within thirty days of the transfer of the Restricted Stock, to recognize ordinary compensation income on the date of transfer in an amount equal to the excess, if any, of the fair market value on the date of such transfer of the shares of Restricted Stock (determined without regard to the restrictions) over the consideration paid for the Restricted Stock.

  Whether or not the participant makes an election under Section 83(b), the Company generally will qualify for a deduction (subject to the limitation that compensation be reasonable) equal to the amount that is taxable as ordinary income to the participant, in its taxable year in which or with which ends the taxable year of the participant in which such income is included as gross income. In addition, if the Restricted Stock was granted pursuant to an agreement entered into after February 17, 1993 (or an agreement entered into on or before February 17, 1993, which was materially modified after such date), the Company's ability to claim a compensation deduction may be limited by Section 162(m) of the Code which limits the amount a corporation can deduct as compensation with respect to certain key executives to $1 million per year.

  DEFERRED STOCK. A participant who receives an award of Deferred Stock will recognize no income on the grant of such award. However, he will recognize ordinary compensation income and the Company will be able to claim a corresponding deduction (subject to the limitation that compensation be reasonable and Section 162(m) described above) on the transfer of the Deferred Stock (or the later lapse of a substantial risk of forfeiture to which the Deferred Stock is subject, if the participant does not make a Section 83(b) election), in accordance with the same rules as discussed above under "Restricted Stock".

  OTHER STOCK-BASED AWARDS. The Federal income tax treatment of Other Stock-Based Awards will depend upon the nature of any such award and the restrictions applicable to such award. Such an award may, depending on the nature of and conditions applicable to the award, be taxable as a stock option or an award of Restricted Stock.

  The Company believes the amendment to the 1990 Plan is in the best interests of the Company and its shareholders. The affirmative vote of a majority of the votes cast by the holders of shares entitled to vote thereon who are present at the Meeting in person or by proxy is required for approval of the amendment to the 1990 Plan.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ADOPTION OF PROPOSAL II.

                             INDEPENDENT AUDITORS

  The Board has selected the firm of Arthur Andersen LLP, independent certified public accountants, to act as independent public accountants for the Company for the 1996 fiscal year. Arthur Andersen LLP has acted in such capacity for the Company's fiscal year from the fiscal year ended September 30, 1995. A representative of Arthur Andersen LLP is expected to be present at the Meeting, such representative will have the opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.

  During the Company's 1993 and 1994 fiscal years, the Company engaged the accounting firm of Richard A. Eisner & Company, LLP as the independent accountants to audit its financial statements. The Company notified Richard A. Eisner & Company, LLP that, effective September 5, 1995, it would no longer utilize its services as independent accountants. On September 5, 1995, the Company engaged the firm of Arthur Andersen LLP to act as its independent accounts for the 1995 fiscal year. The Company's decision to change independent accountants was recommended and approved by its Audit Committee. Richard A. Eisner & Company, LLP's reports on the Company's financial statements for the 1993 and 1994 fiscal years did not contain an adverse opinion or a disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. There has not occurred, during the two fiscal years ended as of September 30, 1994, or any subsequent interim period prior to September 5, 1995, any reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K of the Securities and Exchange Commission (the "Commission")) with respect to Richard A. Eisner & Company, LLP. In connection with the audits of the Company's financial statements for each of the two fiscal years ended as of September 30, 1994, and in the subsequent interim period, there were no disagreements with Richard A. Eisner & Company, LLP on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which if not resolved to the satisfaction of Richard A. Eisner & Company, LLP would have caused Richard
A. Eisner & Company, LLP to make reference to the matter in their report on the Company's financial statements for such periods. Richard A. Eisner & Company, LLP has previously stated in connection with filings with the Commission that it agrees with the statements contained in this paragraph.

                                 OTHER MATTERS

  At the date of this proxy statement, the Board has no knowledge of any business which will be presented for consideration at the Meeting, other than as described above. If any other matter or matters are properly brought before the Meeting or any adjournment(s) thereof, it is the intention of the persons named in the accompanying form of proxy to vote proxies on such matters in accordance with their best judgment.

                      SUBMISSION OF SHAREHOLDER PROPOSALS

  Any proposal which is intended to be presented by any shareholder for action at the 1997 Annual Meeting of Shareholders must be received in writing by the Secretary of the Company, at One Ram Ridge Road, Spring Valley, New York 10977, not later than December 31, 1996 in order for such proposal to be considered for inclusion in the proxy statement and form of proxy relating to the 1997 Annual Meeting of Shareholders.

                                          By Order of the Board of Directors

                                          Robert I. Edinger
                                          Secretary

Dated: September 20, 1996

                           PHARMACEUTICAL RESOURCES, INC.
         THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

P    PROXY FOR ANNUAL MEETING TO BE HELD ON OCTOBER 23, 1996
R
O
X    Know All Men By These Presents: That the undersigned shareholder(s) of
Y Pharmaceutical Resources, Inc., a New Jersey corporation (the "Company"), hereby constitute(s) and appoint(s) Kenneth I. Sawyer and Robert I. Edinger with full power of substitution in each, as the agents, attorneys and proxies of the undersigned, for and in the name, place and stead of the undersigned, to vote, at the Annual Meeting of Shareholders of the Company to be held at the Holiday Inn-Suffern, Three Executive Boulevard, Suffern, New York, on October 23, 1996, at 10:00 A.M. (local time) and at all adjournments thereof, the shares of stock which the undersigned would be entitled to vote if then personally present in the transaction of such business as may properly come before the meeting. The undersigned would direct my (our) proxies to vote for me (us) as specified by a cross (X) in the appropriate spaces, upon the following proposals:

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN BELOW. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF TWO MEMBERS OF THE BOARD OF DIRECTORS AND FOR THE APPROVAL AND ADOPTION OF AN AMENDMENT TO THE 1990 STOCK INCENTIVE PLAN.

[X]  PLEASE MARK YOUR
     VOTES AS IN THIS
     EXAMPLE.
                                                                                                                                9140


                                                                                                                                  --
  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED
FOR THE ELECTION OF ALL LISTED NOMINEES.

- - -----------------------------------------------------------------------------------------------------------------------------------
Election of Directors. Nominees: Kenneth I. Sawyer and Robin O. Motz, M.D., Ph.D.
                                 WITHHOLD AUTHORITY TO VOTE
1. Election of       FOR ALL      FOR ALL NOMINEES LISTED         2. Approve and adopt an            FOR    AGAINST   ABSTAIN
   Directors                                                         amendment to the 1990
                     [   ]               [   ]                       Stock Incentive Plan            [  ]    [  ]      [  ]

(INSTRUCTION: To withhold authority to vote for any individual nominee write the nominee's name in the space below.)
_____________________________________________
- - --------------------------------------------------------
                                                                                3. In their discretion, the proxies are authorized
                                                                                   to vote upon such other business as may properly
                                                                                   come before the meeting or any adjournment
                                                                                   thereof.

                                                        ----------------------------------------------------------------------------

                                                        PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY.

                                                        _____________________________________________________________, 1996
                                                        SIGNATURE                               DATE

                                                        _____________________________________________________________, 1996
                                                        SIGNATURE if held jointly               DATE

                                                        PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. WHEN SHARES ARE HELD BY
                                                        JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR,
                                                        ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A
                                                        CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY THE PRESIDENT OR
                                                        OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP
                                                        NAME BY AN AUTHORIZED PERSON.

[_] I plan on attending the Annual Meeting.